BROWN, CUMMINS & BROWN CO., L.P.A.
                        ATTORNEYS AND COUNSELORS AT LAW
                                3500 Carew Tower
J.W. Brown (1911-1995)           441 Vine Street             Melanie S. Corwin
James R. Cummins             Cincinnati, Ohio 45202          JoAnn M. Strasser
Robert S. Brown             Telephone (513) 381-2121         Aaron A. Vanderlaan
Donald S. Mendelsohn       Telecopier (513) 381-2125             Of Counsel
Lynne Skilken                                                Gilbert Bettman
Amy G. Applegate
Kathryn Knue Przywara
                                              December 29, 1999

The Innovative Funds
7435 Watson Road, Suite 88
St. Louis, Missouri 63119

Gentlemen:

         This letter is in response to your request for our opinion in connection with the filing of the Registration Statement of The Innovative Funds (the "Trust").

         We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-Laws, the Trust's record of the various actions by the Trustee thereof, and all such agreements, certificate of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as original or photostat copies.

         Based  upon  the  foregoing,   we  are  of  the  opinion  that,   after
registration is effective for purposes of federal and applicable state securities laws, the shares of each series of the Trust, if issued in accordance with the Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.

         We herewith give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                Very truly yours,

                                 /s/

                                Brown, Cummins & Brown Co., L.P.A.